Exhibit 3.1

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
SURMODICS, INC.

The undersigned, Bryan K. Phillips, Secretary of SurModics, Inc., a Minnesota corporation (the “Corporation”), hereby certifies that:

1.            Article I of the Corporation’s Amended and Restated Articles of Incorporation is amended and restated to read in its entirety as follows:

ARTICLE I - NAME

The name of the corporation shall be Surmodics, Inc.

2.            This amendment was adopted pursuant to Chapter 302A of the Minnesota Statutes.

3.            Pursuant to Section 302A.135, Sub. 7, of the Minnesota Statutes, approval of this amendment by the shareholders of the Corporation is not required.

IN WITNESS WHEREOF, I have subscribed my name this 11th day of July, 2016.

SURMODICS, INC.

/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary